As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-288035

Registration No. 333-265515

Registration No. 333-232097

Registration No. 333-229348

Registration No. 333-218829

Registration No. 333-197492

Registration No. 333-182269

Registration No. 333-164928

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kennedy-Wilson Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0508760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan

(Full title of the plan)

Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(800) 677-3394

(Name, address and telephone number of agent for service)

With copies to:

Eric T. Juergens, Esq.

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Kennedy-Wilson Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and removes from registration all of the unsold securities registered under such Registration Statements:

•

Registration Statement on Form S-8 (No. 333-288035) filed with the SEC on June 13, 2025 relating to the registration of (i) 3,400,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan, as amended (the “Plan”) and (ii) 5,350,000 additional shares of Common Stock that may become available for issuance under the Plan.

•

Registration Statement on Form S-8 (No. 333-265515) filed with the SEC on June 10, 2022 relating to the registration of (i) 3,000,000 shares of Common Stock issuable pursuant to the Plan and (ii) 4,000,000 additional shares of Common Stock that may become available for issuance under the Plan.

•

Registration Statement on Form S-8 (No. 333-232097) filed with the SEC on June 13, 2019 relating to the registration of (i) 3,300,000 shares of Common Stock issuable pursuant to the Plan and (ii) 5,900,000 additional shares of Common Stock that may become available for issuance under the Plan.

•

Registration Statement on Form S-8 (No. 333-229348) filed with the SEC on January 24, 2019 relating to the registration of 2,000,000 shares of Common Stock that may become available for reissuance under the Plan.

•	Registration Statement on Form S-8 (No. 333-218829) filed with the SEC on June 19, 2017 relating to the registration of 3,300,000 shares of Common Stock issuable pursuant to the Plan.

•	Registration Statement on Form S-8 (No. 333-197492) filed with the SEC on July 18, 2014 relating to the registration of 6,000,000 shares of Common Stock issuable pursuant to the Plan.

•	Registration Statement on Form S-8 (No. 333-182269) filed with the SEC on June 21, 2012 relating to the registration of 3,170,000 shares of Common Stock issuable pursuant to the Plan.

•	Registration Statement on Form S-8 (No. 333-164928) filed with the SEC on February 16, 2010 relating to the registration of 2,475,000 shares of Common Stock issuable pursuant to the Plan.

On June 16, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 16, 2026, as amended on March 15, 2026, by and among the Registrant, Kona Bidco, LLC and Kona Merger Subsidiary, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant’s Common Stock will be delisted from the New York Stock Exchange and the Registrant has become a privately held company.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on June 16, 2026.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ Justin Enbody
	Name:	Justin Enbody
	Title:	Senior Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.